Exhibit 10.2

Certain confidential information has been omitted from this Exhibit 10.2 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.2 where the omitted information appeared in the original.

SYNTHETIC GYPSUM SUPPLY AGREEMENT

This Agreement is entered into this 11th day of December, 2007 (“Effective Date”) by and between Synthetic Materials, LLC, a Florida Limited Liability Company with its principal place of business at 244 Old Highway 149, PO Box 87, Cumberland City, Tennessee, 37050 (“SynMat”) and Lafarge North America Inc., a Maryland corporation, with its principal place of business at 12950 Worldgate Drive, Herndon, Virginia 20170 (“Lafarge”) for the supply and purchase of synthetic Gypsum materials (“Agreement”).

SynMat will install and operate equipment at facilities located at the Morgantown and Chalk Point power stations operated by Mirant Corporation, (collectively referred to as “SynMat’s Facilities”) to convert scrubber spent shiny into synthetic Gypsum, a useful product, the specifications for which are more particularly described in Exhibit A (“Gypsum”). SynMat wishes to sell Gypsum to Lafarge, and Lafarge wishes to purchase Gypsum from SynMat, and will use it to produce wallboard and other Gypsum-related products at its facilities (“Lafarge Plants”), and not to sell to a third party.

1.	Purchase of Minimum and Maximum Amounts of Gypsum

A. SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat’s Facilities, Gypsum in the total amount of a minimum of * * * up to a maximum of the total production of SynMat’s Facilities which is expected to be * * * Gypsum, which complies with the requirements set forth in Exhibit A, per contract year during the Supply Term of the Agreement. For purposes of calculating the minimum and maximum tons of wet weight Gypsum to be supplied by SynMat and purchased by Lafarge under the Agreement, Gypsum which does not meet the specifications set forth in Exhibit A shall not be included in such calculations. For each contract year of the Supply Term, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat’s Facilities, an amount equal to at least * * * of the requirements for Gypsum at Lafarge’s Buchanan Plant, unless otherwise mutually agreed to by Lafarge and SynMat.

B. By December 1st preceding each contract year of the Supply Term, Lafarge will notify SynMat in writing of the quantity of wet tons to be purchased for such contract year (the “Nominated Quantity”), within the parameters set forth in Section 1.A. above. For that particular contract year of the Supply Term, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat, Gypsum from SynMat’s Facilities in the amount of a minimum of * * * Gypsum below the Nominated Quantity and a maximum of * * * Gypsum above the Nominated Quantity, as long as such Nominated Quantity and the relevant minimum and maximum amounts are within the parameters set in Section 1.A. Lafarge will not be required to take Gypsum above the Nominated Quantity if it does not have adequate Gypsum storage space available. All quantities of Gypsum will be approximately evenly spread throughout the year.

C. If SynMat fails to deliver up to the maximum amount of Gypsum set forth in Section 1.B., and SynMat’s failure to deliver is not due to an Excusable Event as defined in Section 10, SynMat will pay to Lafarge damages of * * * for the difference in the amount actually delivered and the amount ordered by Lafarge. (The amount ordered by Lafarge cannot exceed the maximum amount set forth in Section 1.B., and such orders will be placed at least three months in advance of the requested ship date.) Such damages shall be paid to Lafarge within thirty (30) days following Lafarge’s invoice for such damages following the end of each contract year of the Supply Term.

D. If the amount of Gypsum which SynMat is capable of delivering to Lafarge in any contract year from SynMat’s Facilities exceeds the maximum amount set forth above, and is unsold, Lafarge may accept or decline to receive the overage in its sole discretion. If Lafarge accepts the overage, the terms of this Agreement shall apply to the supply and purchase of such overage amounts.

E. Lafarge agrees to accept and pay for all Gypsum that is received by Lafarge. If Lafarge fails to accept Gypsum in amounts at least equal to the minimum amount stated in Section 1.B., and Lafarge’s failure is not due to an Excusable Event, as defined in Section 10, Lafarge shall pay to SynMat damages of * * * for the difference in the amount actually delivered and the minimum amount set forth in Section 1.B. Lafarge shall pay such damages within thirty (30) days following receipt of SynMat’s invoice for such damages following the end of each contract year of the Supply Term. In addition, Lafarge has the first option to purchase any amounts in excess of the maximum amounts stated in Section 1.A. or 1.B. if any Gypsum remains unsold.

F. Nothing herein shall affect the validity of Section 13.

G. The damages payable by SynMat under Section 1.C. shall be the sole remedy of Lafarge for SynMat’s failure to deliver the minimum amounts of Gypsum contained in Section 1.B. The damages payable by Lafarge under Section 1.E. shall be the sole remedy of SynMat for Lafarge’s failure to take the maximum amounts of Gypsum contained in Section 1.B.

2.	Gypsum Specifications

Gypsum shall meet each of the specifications set forth in Exhibit “A” attached hereto. Gypsum shall be sampled at loadport (Morgantown) in accordance with ASTM C 22/C 22M sampling protocols, and its compliance with the specifications of Exhibit “A shall be tested and documented, in accordance with the protocols set forth in Exhibit A. Sampling and testing shall be at SynMat’s expense. SynMat agrees to provide to Lafarge’s designated person a Certificate Of Analysis for all specifications so designated in Exhibit A for each shipment within 24 hours of the day of shipment.

3.	Non-Conforming Gypsum

Lafarge may reject or accept, in its sole discretion, any Gypsum that fails to meet one or more of the specifications in Exhibit A offered to it by SynMat. If Lafarge accepts the Non-Conforming Gypsum, the Parties shall mutually agree in writing on price and delivery terms.

4.	Delivery

A. All deliveries of Gypsum shall be F.O.B SynMat’s Facilities (Morgantown loadport), loaded into barges specified by Lafarge, according to schedules worked out between the parties. The risk of loss will pass to Lafarge upon loading. Lafarge may reallocate such risk of loss in a separate agreement between Lafarge and the entity providing transportation of the barges to Lafarge’s designated final location but such reallocation shall not affect SynMat. SynMat will provide a point-of-contact at loadport with whom the entity providing transportation shall coordinate arrivals and departures. SynMat shall furnish Lafarge a certificate of weight determined by draft survey conducted at loadport for each shipment. Such weight will be used for invoicing by SynMat. Lafarge shall be given facsimile or email notice of each barge’s departure from Morgantown

B. SynMat shall load Lafarge’s barge, spout trimmed only, at the rate of at least * * * each weather working day, Sundays and Holidays excluded. Laytime shall commence one hour after the barge is safely secured to SynMat’s dock with hatch covers open or removed, with the holds ready to receive cargo. Hatch covers on the barges, either removing or covering, are not the responsibility of SynMat. SynMat will have 24 hours laytime to load each barge. Each calendar Quarter (commencing July 1, 2010) the actual total loading laytime for the Quarter will be compared to the number of loadings times 24 hours (“Allowed Laytime”). SynMat will pay Lafarge at the rate of * * * for each hour the actual total loading laytime for the Quarter exceeds the Allowed Laytime. SynMat will pay Lafarge the amount due within 30 days of the end of the Quarter.

5.	Term

A. As provided in Section 1, SynMat shall supply Gypsum to Lafarge for a * * *, beginning on July 1, 2010 (the “Supply Term”). The Supply Term may be extended by either Party for * * * of * * * (“each Renewal Supply Term”) by either Party providing notice in writing to the other Party of its intent to renew the Agreement at least * * * before the expiration of the initial Supply Term, or any Renewal Supply Term, if applicable. Such renewal is conditioned on the Parties’ ability to agree, following good faith negotiations, on the price of the Gypsum to apply during the Renewal Supply Term.

B. The Term of this Agreement shall begin on the Effective date and end at the conclusion of the Supply Term, or any Renewal Supply Term(s) (“Term”). Lafarge shall purchase any Gypsum produced by SynMat’s facilities prior to July 1, 2010, at the price effective July 1, 2010. If Lafarge purchases Gypsum prior to July 1, 2010, the tonnage amount will not be included in the tonnage requirements of the first contract year of the Supply Term.

6.	Price

A. Lafarge shall pay SynMat a Base Price of * * *, subject to an annual adjustment on July 1st of each year starting July 1, 2011, for Gypsum loaded into barges at the loading dock at the Morgantown power station. The annual adjustment will be calculated * * *. In no event shall the price increase or decrease more than * * * compared to the prior year. During the Term of this Agreement the Adjusted Price shall never be less than the initial Base Price.

B. Lafarge will purchase and accept deliveries of Gypsum if it contains no less than * * * moisture, no more than * * * moisture, and if the Gypsum otherwise meets the specifications set forth in Exhibit A. The moisture content shall be determined from the average moisture for each shipment. If the average moisture content exceeds * * *, rounded to the nearest one-tenth of a percentage point, Lafarge shall be entitled to a gypsum price discount equal to:

Moisture Content	Discount
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *

C. If the average moisture content is * * * or less, rounded to the nearest one-tenth of a percentage point, SynMat shall be entitled to a moisture removal incentive as follows:

Moisture Content	Incentive
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *

D. If, within twenty (20) days after Lafarge has taken title to what it believed was Gypsum meeting each of the specifications set forth in Exhibit “A”, Lafarge determines that the gypsum was Non-Conforming Gypsum at the time it took title, then Lafarge shall immediately notify SynMat. SynMat shall, within thirty (30) days of notification by Lafarge, have the right to (1) propose a price adjustment or alternative solution or (2) remove the Non-Complying Gypsum from the Lafarge Plant at SynMat’s cost.

7.	Authority to Enter into Agreement

Each party represents that it has the authority and has secured the approvals necessary to enter into this Agreement, that the Agreement is binding, and that the terms of this Agreement do not conflict with any other agreements.

8.	Warranty

Subject to Lafarge’s right to reject Non-Conforming Gypsum in accordance with Section 3, SynMat warrants that it will take commercially reasonable steps to ensure that the Gypsum will comply with the specifications and testing protocols contained in Section 2 and in Exhibit “A”. In addition, SynMat warrants that it will have, at all times during the Term of this Agreement, good and marketable title to the Gypsum delivered hereunder, and that upon delivery of the Gypsum at the F.O.B. point, title thereto shall pass to Lafarge free and clear of all liens and encumbrances.

THE FOREGOING EXPRESS WARRANTIES SHALL BE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	Confidentiality

The parties may not disclose the terms of this Agreement to third parties, except that the parties may disclose such terms as may be required by applicable law, rule, regulation or court or administrative order, including those of environmental, tax and utility regulatory or other governmental bodies, provided they seek in good faith protection of such information under the laws and regulations applicable to such regulatory body. Under such conditions, the disclosing party is required to give the other party thirty (30) days prior written notice.

10.	Force Majeure

A. Neither SynMat nor Lafarge shall be liable to the other for any delay or failure in the performance of its obligations under this Agreement when the delay or failure in performance results from causes which are beyond its reasonable control, including but not limited to fires, floods, earthquakes, tornadoes, strikes and labor disturbances, acts of God; acts of governmental authorities, inability beyond a party’s reasonable control to obtain necessary materials, fuel or energy; interruptions or curtailments of supply from the power stations at which Synmat’s Facilities are located, wrecks or delays in transportation; riots, civil disturbances or insurrection; embargoes; unplanned SynMat Facilities or unplanned Lafarge plant outages, or the inability following good faith efforts to obtain or maintain necessary permits, licenses, authorizations or approvals (“Excusable Event”), provided that the notice requirement of Section 10.B. is satisfied.

B. The party whose performance of its obligations hereunder is adversely affected by an Excusable Event (the “Affected Party”) shall promptly notify the other party of the beginning of an Excusable Event, and confirm the notice in writing within Five (5) working days of the event. The notice shall contain a detailed account of the Excusable Event, including the cause of the Excusable Event, an estimate of the duration of any delay, an estimate of the Excusable Event’s impact to the Affected Party’s performance, and the plan to mitigate the effects of the Excusable Event.

C. In the event that a delay or failure in performance hereunder is an Excusable Event as defined in Section 10.A, if the Affected Party is SynMat, it shall receive a reduction in the minimum amounts required to be sold and delivered in Sections 1.B. of * * * times the number of days of the Excusable Event occurring during the applicable period. If the Affected Party is Lafarge, it shall receive a reduction in the maximum amounts required to be purchased and taken in Sections 1.B. of * * * times the number of days of the Excusable Event occurring during the applicable period.

11.	Compliance with Laws

A. Each party shall perform its obligations under this Agreement in accordance with all applicable federal, state, county, municipal and local laws, ordinances and regulations. Lafarge represents that it is a sophisticated user of Gypsum, it is aware of the unregulated elements and materials which may be contained in Gypsum, and it agrees to comply with all applicable laws and regulations which protect its employees, third parties, consumers and the environment relating to the use of the Gypsum to be delivered hereunder.

B. Each party shall promptly seek, and shall use its good faith efforts to obtain, at its own expense, all permits, approvals, authorizations and licenses which it requires in order to carry out its obligations hereunder. Once obtained, each party shall, at its own expense, use its good faith efforts to maintain in full force and effect throughout the term of this Agreement all such permits, approvals, authorizations and licenses obtained by it.

C. Each party agrees to hold harmless and indemnify the other party from all costs, expenses, judgments, fines, and penalties, including reasonable attorneys’ fees, arising out of the indemnifying party’s failure to comply with the terms of Section 11.A.

12.	Indemnification

A. Subject to Section 13 herein, Lafarge shall hold harmless and indemnify SynMat for all costs, losses, liabilities, expenses, suits, actions, claims, damages and all other obligations ,and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon SynMat, and any reasonable attorneys’ fees and any other costs of litigation (hereinafter referred to as “Liabilities”) arising out of Lafarge’s use, storage, discharge, or transportation of the Gypsum supplied under this Agreement except such liabilities for which SynMat is responsible under Section 12.B.

B. Subject to Section 13 herein, SynMat will hold harmless and indemnify Lafarge for all costs, losses, liabilities, expenses, suits, actions, claims, damages, and all other obligations and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Lafarge, and any reasonable attorneys’ fees and any other costs of litigation (hereafter referred to as “Liabilities”) arising out of injury to or death of persons and damage to property or environmental cleanup, response, damage, or other associated costs to the extent arising out of and caused by the production and delivery of the Gypsum by SynMat during the term of this Agreement except such liabilities for which Lafarge is responsible under Section 1 2.A.

13.	Limitation of Liability

In no event shall SynMat or Lafarge be liable to the other for any incidental, special, indirect, punitive or consequential damages, including loss of profits or revenues or the loss of use of either; loss by reason of plant shut down or inability to operate at rated capacity, increased expense of operation of plant or equipment; increased cost of purchasing or providing equipment, materials, supplies or services outside the parties’ scope of supply; cost of replacement power, raw materials or capital, claims of a party’s customers, or inventory charges.

14.	Termination

If any one of SynMat or Lafarge files a petition in bankruptcy, or if its creditors file an involuntary petition in bankruptcy, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it commits repeated or material violations of applicable safety laws, rules, or regulations, or if it otherwise commits a material breach of this Agreement; such party shall be in default under this Agreement, and, upon the occurrence of such default, the other party may, without prejudice to any other right or remedy, and after giving the defaulting party thirty (30) days written notice of the default and opportunity to cure, terminate this Agreement. This Agreement shall not be so terminated if the defaulting party has cured the default, or submitted a plan for curing the default that is reasonably acceptable to the other party, within thirty (30) days of receiving notice of the default. If the defaulting party fails to remedy the default as set forth in the plan, the other party may terminate the Agreement without further notice and without prejudice to any right or remedy available to it.

15.	Payment

SynMat shall invoice Lafarge for the total amount of Gypsum delivered with each shipment, including deductions and additions for adjustments required by the Agreement. Lafarge shall pay by check or other mutually agreeable means such invoices within * * * from the receipt date of such invoice. Each invoice must clearly show the complete Purchase Order number provided by Lafarge. Invoices without the proper Purchase Order number will not be considered received.

16.	Notice

Notices shall be in writing and shall be given to the representative designated to receive the same below, by personal delivery, by U.S. mail, return receipt requested, by overnight courier, or by facsimile, properly addressed to such representative. All notices shall be effective upon receipt, or upon such later date following receipt as is set forth in the notice. Any party may, by written notice, change the representative or the address to which its notices are to be sent.

To SynMat:	Synthetic Materials
244 Old Highway 149
PO Box 87
Cumberland City, TN 37050
Attn: President
Tel. No. 931-827-4075
Facsimile No. 931-827-4125

To Lafarge:	Lafarge North America Inc.
12950 Worldgate Dr., Suite 400
Herndon, VA 20170
Attn: Gypsum Director of Purchasing
Tel. No. 703-480-3600
Facsimile No. 703-796-9515

17.	Insurance

A. SynMat shall obtain and maintain throughout the Term of this Agreement the following policies of insurance:

(1) Commercial and Marine General Liability Insurance, including Wharfinger’s, landing owner’s, and stevedoring, covering SynMat’s obligations under this Agreement with limits of liability of not less than $2,000,000.00. Lafarge shall be named as additional insured and provided with a waiver of subrogation under this policy and the policies shall be provided on an occurrence form.

(2) Other Coverage. Statutory workers’ compensation and employer’s liability with coverage for longshoremen’s and harborworkers’ and/or Jones Act coverage, as required by law; commercial general liability and umbrella excess liability policies in amounts not less than $2,000,000 per occurrence/accident and in the aggregate. With respect to the workers’ compensation, employer’s liability with coverage for longshoremen’s and harborworkers’, and/or Jones Act coverage, Lafarge will be provided with a waiver of subrogation. SynMat may elect to obtain other insurance policies they deem to be prudent.

(3) The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self insured. Certificates of insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to Lafarge prior to the commencement of the delivery of Gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to Lafarge. SynMat shall pay all premiums and other costs of insurance required by this Section 17.A. These insurance requirements may be covered by umbrella policies of insurance or by self-insurance maintained by SynMat. SynMat’s insurance or self-insurance shall be primary and non-contributory to any insurance, self-insurance or deductible insurance policies of Lafarge.

B. Lafarge shall obtain and maintain, or with respect to subsections 2, and 3 of this Section 17.B., shall require its barge providers to obtain and maintain, throughout the term of this Agreement the following policies of insurance, in amounts not less than Two Million Dollars ($2,000,000.00) per occurrence and in the aggregate:

(1) Hull Insurance. A policy of hull insurance insuring the barges to be provided by Lafarge or their contractor for the perils insured by the Taylor Form 1953 (Rev. 70) as amended, or its equivalent, including strikes, riots and civil commotion and excluding collision liability.

(2) Protection and Indemnity Insurance. A policy of protection and indemnity insurance applicable to any and all vessels used pursuant to this agreement and subject to P.I. 1955 Form SP 38 as amended, or its equivalent, including collision liability, American Institute Pollution Exclusion Clause and Buy Back Endorsement A (July 4, 1976).

(3) Excess Protection and Indemnity Insurance. A policy of excess protection and indemnity insurance in excess of primary protection and indemnity insurance, including excess of primary collision/towers liability and pollution buy back endorsement.

(4) Other Coverage. Policies covering other risks in such amounts as deemed prudent by Lafarge, including commercial general liability and umbrella excess liability policies in amounts not less than $2,000,000 per occurrence/accident and in the aggregate. General Liability and excess liability policies shall be provided on an “occurrence” basis and provide for such coverage to be primary to any liability policies of SynMat.

(5) The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self-insured. Certificates of Insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to SynMat prior to the commencement of the delivery of Gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to SynMat. Lafarge shall pay all premiums and other costs of insurance required by this Section 17.B. These insurance requirements may be covered by umbrella policies of insurance or by self-insurance maintained by Lafarge. Lafarge insurance shall be primary and non-contributory to any insurance, self-insurance or deductible insurance policies of SynMat.

18.	Taxes

The price payable hereunder is exclusive of sales tax. Lafarge shall be liable for the payment of all sales tax based on the purchase of Gypsum. If applicable, Lafarge shall provide SynMat with a tax-exempt certificate.

19.	Miscellaneous

A. SynMat and Lafarge shall waive subrogation against each other under their insurance policies.

B. In the event that any of the provisions, or portions thereof of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof shall not be affected thereby.

C. The waiver by either party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

D. This Agreement may not be assigned to a third party, other than an affiliated company or a successor in interest to the business of the assignor, without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding on the successors and assigns of the parties.

E. Sections 1.G., 8, 9, 11, 12, 13, 16, 18, and 19.G. shall survive the termination of this Agreement.

F. In the event a dispute arises regarding the interpretation of or performance under this Agreement, which cannot be resolved by communications between the persons listed in Section 16, then each party shall have the right to request in writing a meeting to occur within Five (5) business days of the receipt of such written request, between the next level of management for SynMat and Lafarge. Such meeting may occur in person, telephonically, or by any other method mutually agreeable to SynMat and Lafarge.

G. If clause F. does not resolve the situation then the parties shall proceed to arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Such award shall be binding on all parties and unappealable. The arbitration, conducted in English, shall be held in Baltimore, Maryland, United States of America.

H. The rights and obligations of the parties arising out of this Agreement shall be governed in all respects by the laws of the State of Maryland. The parties agree that the arbitration award above may be enforced in the courts in the State of Maryland. The parties agree that such courts are convenient forums and irrevocably submit to personal jurisdiction of such Courts.

I. This Agreement constitutes the entire agreement between the parties and supersedes all previous and collateral agreements or understandings with respect to the subject matter hereof.

J. No waiver, alteration, amendment or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the duly authorized representatives of the parties.

K. * * *

The parties have signed this Agreement by their duly authorized representatives effective as of the date first written above.

SYNMAT:
SYNTHETIC MATERIALS

By:	/s/ Sean P. Colgan

Title:	Chairman

Date:	19 December, 2007

LAFARGE:
LAFARGE NORTH AMERICA INC.

By:	Ike Preston

Title:	President LNA Gypsum

Date:	12/26/07

Exhibit A

* * *